PROMISSORY NOTE

$630,000

Dated as of:  March 31, 1995                        Broward County, Florida

 FOR VALUE RECEIVED, HOSPITAL STAFFING SERVICES, INC., a Florida corporation (the "Maker/Company"), promises to pay to the order of Warren Marmorstein, an individual currently residing at 12749 NW 18th Manor, Coral Springs, Florida 33071, ("Holder/Marmorstein"), in lawful money of the United States of America, in the manner and at the times provided hereinafter, (i) Principal (as hereinafter defined); and (ii) all other amounts due and payable pursuant to and in accordance with the terms of this Promissory Note (the "Note").

A.    DEFINITIONS.

 The following terms as used herein shall have the following meanings:

 1.   "Principal" shall mean Six Hundred Thirty Thousand Dollars,
($630,000), or so much thereof as may from time to time be outstanding hereunder.


B.    PAYMENTS.

 1. The Note shall be paid in twenty four (24) month equal installments of twenty six thousand two hundred fifty dollars ($26,250) payable on the first day of each calendar month, beginning on May 1, 1995 and continuing through April 1, 1997.

 2. Payment of all Principal on the Note shall be accelerated upon a failure by the Company to make payment as set forth in Section E (i) or F hereof or a Default by the Company as set forth in Section E (ii) or F hereof.


C.    INTEREST.

 This Note is non-interest bearing.


D.    PREPAYMENT.

 This Note may be prepaid, in whole or in part, at any time by the Company without premium or penalty.


E.    ACCELERATION.

 Notwithstanding anything to the contrary herein, upon the occurrence of any one or more of: (i) The Maker's failure for any reason to make any payment when due hereunder and the Maker's failure to cure such default within three (3) business days, after the due date thereof; or (ii) a Default hereunder; then at the sole option and discretion of Holder, and without further demand or notice of any kind, the following shall become immediately due and payable:

 1.   the Principal sum remaining unpaid hereunder;

 2.   all other indebtedness evidenced by this Note.

F.    DEFAULT.

 Any one of the following shall constitute a "Default" hereunder: (i) the assignment of any Company asset, whether it be real or personal, tangible or intangible, including the stock of the Company or any of its subsidiaries, for the benefit of creditors of the Company; (ii) the application for the appointment of a receiver for the Company or for property of the Company; (iii) the filing of a petition in bankruptcy by or against the Company; (iv) the issuance of an attachment or the entry of a judgment against the Company in excess of One Million Dollars ($1,000,000) for which the Company has no readily accessible means for satisfactions and within thirty (30) days of entry of such judgment either (1) such judgment has not been satisfied or (2) no agreement is in effect postponing execution of such judgment; (v) a default by the Company with respect to any obligations to pay money to Holder pursuant to paragraph B1. hereof; (vi) the merger, consolidation, sale of all or substantially all of the assets of the Company, termination of existence, liquidation or dissolution of the Company.


G.    REMEDIES.

 If the Company fails to pay any amounts when due hereunder, whether by maturity, acceleration or otherwise, or if there occurs any event which entitles the Holder to accelerate the indebtedness due under this Note and any grace period applicable to any such failure to pay or event as set forth herein expires, then Holder will receive interest from the date of the scheduled required monthly payment(s) to the date of actual receipt by the Holder of the required monthly payment at the highest interest rate allowable by law. Additionally, Holder shall have all of the rights and remedies provided to it hereunder and at law or in equity. The remedies of Holder, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Holder may resort for payment hereunder to any of the security for, or any guaranty of, this Note whether or not Holder shall have resorted for payment hereunder to any other security for or guaranty of this Note. No act or omission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy, or recourse as to a subsequent event. If this Note is placed in the hands of an attorney for collection or is collected on advice of counsel or through any legal proceeding, the Company promises to pay, to the extent permitted by law, all court costs and reasonable attorneys' fees incurred by Holder. The Company hereby waives presentment, demand, notice of dishonor or non-payment, protest and notice of protest in connection herewith.


H.    MISCELLANEOUS.

 l. If any provision of this Note is unenforceable, invalid or contrary to law, or its inclusion herein would affect the validity, legality or enforcement of this Note, such provision shall be limited to the extent necessary to render the same valid or shall be excised from this Note, as the circumstances require, and this Note shall be construed as if said provision had been incorporated herein as so limited or as if said provision had not been included herein, as the case may be.

 2.   Time is of the essence of this Note.

 3. After the maturity date or following the occurrence of an event which entitles Holder to accelerate the indebtedness evidenced hereby, all payments received on account of the indebtedness evidenced hereby shall be applied, in whatever order, combination and amounts as Holder, in its sole and absolute discretion, decides, to all costs, expenses, and other indebtedness, if any, owing to Holder by reason of this Note, Interest and Principal.

 4. This Note, and the terms and provisions hereof, shall be binding upon the Company and its successors, administrators, and assigns, and shall inure to the benefit of any holder hereof.

 5. All amounts due hereunder shall be paid without deduction, set-off or counterclaim, the Company expressly waiving any such rights to deduction, set-off or counterclaim.

 6. This Note shall be construed within its fair meaning and not against the party drafting this Note.

 7. This Note shall inure to the benefit of Holder and its successors and assigns and shall be governed and interpreted in accordance with the laws of the State of Florida.

 Executed as of March 31, 1995.


                MAKER:

                HOSPITAL STAFFING SERVICES, INC.,
                a Florida corporation



               \s\ Ronald A. Cass
               ----------------------

               Name:   Ronald A. Cass
                       -------------------------------------
               Its:    Chairman and Chief Executive Officer
                       --------------------------------------